As filed with the Securities and Exchange Commission on April 28, 2009
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Chubb Corporation
(Exact name of registrant as specified in its charter)

New Jersey	13-2595722
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
15 Mountain View Road
Warren, New Jersey 07059
(Address of Principal Executive Offices)
The Chubb Corporation Long-Term Incentive Plan (2009)
(Full title of the Plan)
W. Andrew Macan
Vice President and Corporate Secretary
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059
(Name and address of agent for service)
(908) 903-2000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered (1)	registered	price per unit	price	registration fee
Common Stock, par value $1.00 per share	2,800,000	$41.11	$115,108,000 (2)	$6,423

(1)	Consists of shares of Common Stock to be offered pursuant to The Chubb Corporation Long-Term Incentive Plan (2009) (the “Plan”). Such indeterminate number of additional shares as may be issuable pursuant to the recapitalization provisions under the Plans is hereby also registered.

(2)	Computed pursuant to Rule 457(h) under the Securities Act solely for the purpose of determining the registration fee, based upon an assumed price of $41.11 per share, which was the average of the high and low prices of The Chubb Corporation common shares on April 24, 2009, as reported on the New York Stock Exchange.

The prospectus filed as part of this Registration Statement also relates to 6,384,935 shares of common stock of the Registrant that were previously registered pursuant to Registration Statement No. 333-117120 and have not yet been issued pursuant to the Plan; a filing fee of $52,500 was paid with respect to those shares.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration
Item 8. Exhibits
Item 9. Undertakings
EX-5.1
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11
EX-24.12
EX-99.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Incorporated by reference in this registration statement (the “Registration Statement”) are the following documents filed by The Chubb Corporation (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
a.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

b.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in a. above; and

c.	The description of the Company’s Common Stock contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment thereto or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The Common Stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of the securities is omitted in accordance with the rules and regulations of the Commission.
Item 5. Interests of Named Experts and Counsel.
     W. Andrew Macan who prepared the opinion on the validity of the securities being registered is an officer and employee of the Company and holds a substantial interest in the Company as defined under Item 509 of Regulation S-K.

Item 6. Indemnification of Directors and Officers.
     The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “NJBCA”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the NJBCA does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise, provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.
     Under the NJBCA, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the NJBCA. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, except in the case of liability for any breach of duty based upon an act or omission (i) in breach of such director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit
     Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the NJBCA in connection with the above summary of indemnification, insurance and limitation of liability.

     Article TWELFTH of the Restated Certificate of Incorporation of the Company reads as follows:
     TWELFTH:
     SECTION A. A Director or Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such Director’s or Officer’s duty of loyalty to the Corporation or stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such Director or Officer of an improper personal benefit. The provisions of this section shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the foregoing provisions of this Section A nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a Director or Officer of the Corporation which exists at the time of such repeal or modification.
     SECTION B.
     1. As used in this Section B:
          (a) “corporate agent” means any person who is or was a director, officer, or employee of the Corporation and any person who is or was director, officer, trustee or employee of any other enterprise, serving, or continuing to serve, as such at the written request of the Corporation, signed by the Chairman or the President or pursuant to a resolution of the Board of Directors, or the legal representative of any such person;
          (b) “other enterprise” means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit, served by a corporate agent;
          (c) “expenses” means reasonable costs, disbursements and counsel fees;
          (d) “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;
          (e) “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, and shall include any proceeding as so defined existing at or before, and any proceedings relating to facts occurring or circumstances existing at or before, the adoption of this Section B.
     2. Each corporate agent shall be indemnified by the Corporation against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his having been such corporate agent to the fullest extent permitted by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred by this paragraph 2 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred in this paragraph 2 shall be a contract right.
     3. The Corporation may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceedings and any liabilities asserted against him by reason of his having been a corporate agent, whether or not the Corporation would have the power to indemnify him against such expenses and liabilities under applicable law as the same exists or may hereafter be amended or modified. The Corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation, whether or not such insurer does business with other insureds.
     The rights and authority conferred in this Section B shall not exclude any other right to which any person may be entitled under this Certificate of Incorporation, the By-Laws, any agreement, vote of stockholders or otherwise. No repeal or modification of the foregoing provisions of this Section B nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a corporate agent which exists at the time of such repeal or modification.
* * *
     The Company is insured against certain liabilities which it may incur by reason of Article TWELFTH of the Company’s Restated Certificate of Incorporation. In addition, directors and officers of the Company are insured at the expense of the Company against certain liabilities which might arise out of their service and for which they may not be entitled to indemnification.
Item 7. Exemption from Registration.
               Not applicable.
Item 8. Exhibits.
               An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page E-1.
Item 9. Undertakings.
               (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (b) Subsequent Exchange Act Documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, New Jersey on the 28th day of April 2009.

THE CHUBB CORPORATION
By:	/s/ W. Andrew Macan
W. Andrew Macan
Vice President and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John D. Finnegan John D. Finnegan	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 28, 2009

/s/ Richard G. Spiro Richard G. Spiro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 28, 2009

/s/ John J. Kennedy John J. Kennedy	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 28, 2009

Signatures	Title	Date

/s/ *	Director	April 28, 2009
Zoë Baird

/s/ *	Director	April 28, 2009
Sheila P. Burke

/s/ *	Director	April 28, 2009
James I. Cash, Jr.

/s/ *	Director	April 28, 2009
Joel J. Cohen

/s/ *	Director	April 28, 2009
Klaus J. Mangold

/s/ *	Director	April 28, 2009
Martin G. McGuinn

/s/ *	Director	April 28, 2009
Lawrence M. Small

/s/ *	Director	April 28, 2009
Jess Søderberg

/s/ *	Director	April 28, 2009
Daniel E. Somers

/s/ *	Director	April 28, 2009
Karen Hastie Williams

/s/ *	Director	April 28, 2009
James M. Zimmerman

Signatures	Title	Date
/s/ *	Director	April 28, 2009
Alfred W. Zollar

* By:	/s/ W. Andrew Macan
W. Andrew Macan, Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Legal Counsel (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

24.1 — 24.12	Powers of Attorney for the directors of The Chubb Corporation in their capacity as directors (filed herewith).

99.1	The Chubb Corporation Long-Term Incentive Plan (2009) (filed herewith).

E-1